SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amended Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2004 (June 1, 2004)

Psychiatric Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification
Incorporation)		Number)

840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067
(Address of Principal Executive Offices)

(615) 312-5700
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements and Exhibits.

     On June 1, 2004, Psychiatric Solutions, Inc. (the “Company”) completed the acquisition of four freestanding psychiatric facilities from Heartland Healthcare (“Heartland”). The Company filed a Current Report on Form 8-K on June 2, 2004 in connection with the above referenced transaction. Item 7 of that Current Report is hereby amended and restated in its entirety as set forth below to include the financial statements and pro forma information required by Item 7 of Form 8-K:

(a)	The Combined Financial Statements of Northern Healthcare Associates and Subsidiaries.

(b)	Unaudited Pro Forma Condensed Combined Financial Statements for Psychiatric Solutions, Inc., Brentwood Health Management, LLC and Northern Healthcare Associates and Subsidiaries.

(c)	Exhibits.

2.1		Asset Purchase Agreement, dated April 23, 2004, by and among Psychiatric Solutions, Inc., Fort Lauderdale Hospital, Inc., Millwood Hospital, L.P., PSI Pride Institute, Inc., PSI Summit Hospital, Inc., Fort Lauderdale Hospital Management, LLC, Millwood Health, LLC, Pride Institute, LLC and Summit Health, LLC (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed June 2, 2004).

23.1	*	Consent of Selznick & Company, LLP

99.1		Press Release of Psychiatric Solutions, Inc., dated June 1, 2004 (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed June 2, 2004).

*	Filed herewith

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
	By:	/s/ Jack E. Polson
Jack E. Polson
Date: August 10, 2004		Chief Accounting Officer

Northern Healthcare Associates and Subsidiaries

Combined Financial Statements
Years Ended December 31, 2003 and 2002

Northern Healthcare Associates and Subsidiaries

Certified Public Accountants

145 Bedford Road, Suite 201	www.dselznick.com	Telephone: (914) 273-3700
Armonk, New York 10504		Facsimile: (914) 273-9331

Independent Auditors’ Report

To the Partner’s,

Northern Healthcare Associates
Eden Prairie, MN

We have audited the accompanying combined balance sheets for Northern Healthcare Associates and Subsidiaries (“the Company”) as of December 31, 2003 and 2002 and the related combined statements of income and partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Healthcare Associates and Subsidiaries as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Selznick & Company, LLP

July 12, 2004

Northern Healthcare Associates and Subsidiaries

Combined Balance Sheets

December 31, 2003

			Three
			Months
			Ended
	December 31,		March 31,
	2003	2002	2004
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,379,640	$947,044	$1,692,823
Patient accounts receivable, net of allowance for doubtful accounts and unbilled contractual allowance of $3,180,235, $2,751,114 and $5,056,192 at December 31, 2003, 2002 and March 31, 2004, respectively	7,036,076	6,016,991	8,840,203
Current portion of other receivable	2,246,247	214,284	2,246,247
Due from related parties	601,937	525,195	709,671
Prepaid expenses and other current assets	694,046	449,062	327,991

Total current assets	11,957,946	8,152,576	13,816,935
Property and equipment, net of accumulated depreciation	1,940,192	2,092,210	1,877,208
Other receivable, less current portion	—	2,246,247	—
Other assets	184,046	224,062	462,475

Total assets	$14,082,184	$12,715,095	$16,156,618

Liabilities and partners’ capital
Current liabilities:
Borrowing under accounts receivable facility purchase agreement	$3,936,420	$3,942,845	$4,353,286
Current maturities of long-term debt	2,563,395	900,902	2,152,916
Accounts payable and accrued expenses	4,547,367	1,060,924	4,051,356
Accrued payroll and other vacation benefits	1,002,311	4,574,450	1,169,103
Note payable - other	100,000	200,000	100,000
Due to third-party payors	1,051,462	200,869	1,286,972
Due to government agencies	148,541	297,511	240,726

Total current liabilities	13,349,496	11,177,501	13,354,359
Long-term debt, less current maturities	—	2,060,274	—

Total liabilities	13,349,496	13,237,775	13,354,359

Partners’ capital (deficit)
Partners’ capital (deficit)	495,033	(709,823)	2,336,299
Minority interest	237,655	187,143	465,960

Total partners’ capital (deficit)	732,688	(522,680)	2,802,259

Total liabilities and partners’ capital	$14,082,184	$12,715,095	$16,156,618

See accompanying notes to combined financial statements.

Northern Healthcare Associates and Subsidiaries

Combined Statements of Income and Partners’ Capital

Year Ended December 31, 2003

			Three
			Months
			Ended
	December 31,		March 31,
	2003	2002	2004
			(Unaudited)
Revenues	$44,770,353	$35,163,725	$13,358,635

Operating expenses:
Salaries and benefits	22,127,017	18,766,928	5,860,141
Professional fees	5,671,638	4,866,422	1,743,111
Other operating expenses	3,386,083	2,856,795	933,879
Bad debt expense	3,159,633	1,903,861	783,029
Supplies	2,896,133	2,336,176	806,736
Rent and lease expenses	1,651,536	1,605,547	465,972
Taxes, licenses and fee expense	388,641	199,700	124,312
Interest expense	351,914	383,225	85,343
Depreciation	311,482	317,661	62,778
Indigent care expense	134,846	110,930	58,963

Total expenses	40,078,923	33,347,245	10,924,264

Consolidated net income	4,691,430	1,816,480	2,434,371
Less: minority interest	(464,432)	(251,922)	(293,104)

Net income	4,226,998	1,564,558	2,141,267
Partners’ capital (deficit), beginning of year	(709,823)	(1,899,185)	495,032
Distributions to partners	(3,022,142)	(375,196)	(300,000)

Partners’ capital (deficit), end of year	$495,033	$(709,823)	$2,336,299

See accompanying notes to combined financial statements.

Northern Healthcare Associates and Subsidiaries

Combined Statements of Cash Flows

Year Ended December 31, 2003

			Three
			Months
			Ended
	December 31,		March 31,
	2003	2002	2004
			(Unaudited)
Cash flows from operating activities:
Net income before minority interest	$4,691,430	$1,816,480	$2,434,371
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	311,482	317,661	62,778
Recovery of contractual adjustments and doubtful accounts	(429,121)	(395,753)	1,875,957
Loss on disposal of assets	—	351	—
(Increase) decrease in:
Patient accounts receivable	(589,964)	142,768	(4,533,556)
Due from related parties	77,519	(72,985)	(59,245)
Prepaid expenses and other current assets	(244,984)	(105,259)	366,055
Other assets	58,986	(37,327)	(297,399)
Increase (decrease) in:
Accounts payable and accrued expenses	(27,083)	506,579	(496,011)
Accrued payroll and vacation benefits	(58,613)	140,558	166,792
Due to third-party payors	850,593	87,193	1,088,982
Due to government agencies	(148,970)	156,083	92,185

Net cash provided by operating activities	4,491,275	2,556,349	700,909

Cash flows from investing activities:
Purchase of equipment	(159,463)	(254,431)	206
Collections of note receivable	195,314	214,287	18,970

Net cash provided by investing activities	35,851	(40,144)	19,176

Cash flows from financing activities:
Advances to related parties	(154,261)	(308,131)	(48,489)
Advance from affiliate	—	184,401	—
Repayments under accounts receivable facility purchase agreements, net	(6,425)	(654,176)	416,866
Proceeds from mortgage refinancing	510,607	—	—
Repayments of long-term debt	(1,008,388)	(508,783)	(410,479)
Distributions to partners	(3,436,063)	(437,566)	(364,800)

Net cash used in financing activities	(4,094,530)	(1,724,255)	(406,902)

Net increase in cash	432,596	791,950	313,183
Cash and cash equivalents, beginning of year	947,044	155,094	1,379,640

Cash and cash equivalents, end of year	$1,379,640	$947,044	$1,692,823

Supplemental disclosures of cash flow information
Interest paid during the year	$397,136	$594,557	$9,215
Interest received during the year	$163,387	$168,239	$15,111

See accompanying notes to combined financial statements.

Northern Healthcare Associates and Subsidiaries

Notes to Combined Financial Statements

1.	Summary of Accounting Policies	Principles of Combination

The accompanying combined financial statements include the accounts of Summit Health, LLC, and the consolidated financial statements of Northern Healthcare Associates, and its majority owned subsidiaries, Millwood Health, LLC and Fort Lauderdale Hospital Management, LLC, (collectively, the “Company”). All material inter-company transactions have been eliminated in combination. There are no cross collateral agreements between the Company and its affiliates for assets and liabilities.

The accompanying unaudited combined condensed financial statements as of March 31, 2004 and for the three months ended March 31, 2004 were prepared in accordance with accounting principles generally accepted in the United States of America and all applicable financial statement rules and regulations of the Securities and Exchange Commission pertaining to interim financial information. The interim financial statements do not include all information or footnote disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. All adjustments which are, in the opinion of management, of a normal recurring nature and are necessary for a fair presentation of the interim financial statements have been included. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.

Organization and Description of Operations

The Company maintains and operates psychiatric hospitals in Summit, New Jersey, Fort Lauderdale, Florida and Arlington, Texas, which operate under individual licenses for each facility. It also owns and operates a chemical dependency treatment center in Minnesota and provides management services to other medical facilities in Florida, Illinois, New Jersey, New York and Texas.

Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment acquisitions are recorded at cost. Depreciation is calculated over the estimated useful life of the assets using the straight-line method.

Net Patient Services Revenue

The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its billed charges. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods, as final settlements are determined.

Northern Healthcare Associates and Subsidiaries
Notes to Combined Financial Statements

1.	Summary of Accounting Policies (continued)	Use of Estimates
The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Reclassification

Certain items on the prior year’s combined financial statements have been reclassified to be consistent with the current year presentation.

Income Taxes

The Company is treated as a partnership for Federal Income Tax purposes, but is subject to New Jersey Partnership Tax, Texas Franchise Tax and New York City Unincorporated Business Tax for state purposes. Consequently, the Federal tax effects of its income or losses are passed through to the partners, individually.

2.	Net Patient Services Revenue	Payment arrangements with major third-party payors are summarized as follows:

Medicare

Inpatient services are paid based on a cost reimbursement methodology. The Company is reimbursed for cost reimbursable items at a tentative per diem rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by a Medicare fiscal intermediary. The Company’s Medicare cost reports have not been audited by the Medicare fiscal intermediary at December 31, 2003. In the opinion of management, adequate provisions have been made for any adjustments that may result from such audits. Outpatient services are paid on a prospective payment system.

Other

The Company has also entered into payment agreements with certain commercial insurance carriers, health maintenance organizations (“HMO”) and preferred provider organizations (“PPO”). The basis for payment to the Company under these agreements includes predetermined rates and prospectively determined rates per patient day.

Due to third party-payors at December 31, 2003 and 2002 was $1,015,462 and $200,869, respectively.

3.	Concentrations of Credit Risk	Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and patient accounts receivable. The Company maintains its cash balances in various financial institutions. The balances are insured up to $100,000 by the Federal Deposit Insurance Corporation (“FDIC”), and at times may exceed this limit. Credit risk with respect to receivables is considered low because a substantial portion of the receivables are from state Medicaid programs, commercial insurance carriers and HMO/PPO programs. Medicare represents approximately 32.6%, 20% and 20.9% of all net patient billings in the states of Florida, Texas and New Jersey, respectively.

Northern Healthcare Associates and Subsidiaries
Notes to Combined Financial Statements

4.	Professional Liability Insurance	The Company maintains professional malpractice liability insurance through a policy with limits of $1 million per claim and $3 million annual aggregate with a $5 million umbrella. There have been no claims filed as of December 31, 2003 that would, in the opinion of management, result in any uninsured liability to the Company.

5.	Accounts Receivable Facility Purchase Agreement	In January 2001, the Company entered into an accounts receivable facility purchase agreement with Connecticut Bank of Commerce (the “Bank”), which was being accounted for as a financing agreement. Under this agreement, the Company could sell up to 85% of its interest in an unpaid receivable of an approved obligor that is less than 120 days old. Sales of the Company’s receivables under this agreement could not exceed $2,000,000 per entity. The arrangement is further collateralized by a security interest in all assets of each individual entity. Effective June 26, 2002, the FDIC took over all operations of the Bank. Interest is at 2% above the FDIC’s prime interest rate. On June 1, 2004, the amount due under this arrangement was paid (see note 15).

6.	Property and Equipment	Property and equipment consists of the following:

	2003	2002
Land	$130,000	$130,000
Building and improvements	1,240,345	1,216,024
Leasehold improvements	219,021	211,421
Furniture and fixtures	797,492	683,655
Fixed equipment	890,887	876,961
Machinery and equipment	101,541	99,499

Total	3,379,286	3,217,560
Less: accumulated depreciation	1,436,831	1,125,350

	$1,942,455	$2,092,210

Depreciation expense was $311,482 in 2003 and $317,661 in 2002.

7.	Other Receivable	In March of 2000, Fort Lauderdale Hospital Management LLC, made an investment in a limited liability company. The principal asset of this limited liability company is a secured note receivable. The receivable was collected after the sale of the Company’s assets (see Note 15).

8.	Leases	The Company’s subsidiaries lease facilities and equipment under various operating agreements with outside entities. The Company owns the Minnesota facility and leases office space in New York, Texas, Florida and New Jersey. The lease terms expire between March 2005 and April 2020. The leases provide for annual basic rental payments of $1,219,764 plus all ad valorem and real property taxes. Lease expense for the period ending December 31, 2003 was $1,651,536. Minimum lease payments under this arrangement as of December 31, 2003 are as follows:

Years ended December 31, 2004	$1,444,764
2005	994,764
2006	813,652
2007	752,088
2008	741,678

Thereafter	8,258,928

$13,005,874

Northern Healthcare Associates and Subsidiaries
Notes to Combined Financial Statements

9.	Debt	Debt at December 31, 2003 and 2002 consists of the following:

	2003	2002
Mortgage note payable with a financial lending institution, collateralized by the building owned by Northern Healthcare Associates, LLC, payable in monthly installments of principle and interest at a fixed rate of 6%, originally maturing September 2018. The collateral is limited to the assets of the borrowing entity subject to the terms of the note.	$505,290	$348,605
Loan payable to the FDIC (see notes 5 and 15) collateralized by the general assets of Fort Lauderdale Hospital Management, LLC, payable in quarterly installments of $53,571, including interest at prime plus 1%, originally maturing March 2007. The collateral is limited to the assets of the borrowing entity subject to the terms of the note.	696,436	1,017,860
Loan payable to the FDIC (see notes 5 and 15), collateralized by certain property and equipment of Fort Lauderdale Hospital Management, LLC, payable in monthly installments of $1,667, including interest at 12%, originally maturing July 2005. The collateral is limited to the assets of the borrowing entity subject to the terms of the note.	40,000	51,667
Loan payable to the FDIC (see notes 5 and 15) collateralized by the general assets of the Millwood Health, LLC, payable in monthly installments of principle and interest at the Wall Street Journal prime rate plus 2%, originally maturing April 2008. The collateral is limited to the assets of the borrowing entity subject to the terms of the note	557,147	685,715
Loan payable to the FDIC (see notes 5 and 15) collateralized by the general assets of the Summit Health, LLC, payable in monthly installments of principle and interest at the Wall Street Journal prime rate plus 2%, originally maturing March 2006. The collateral is limited to the assets of the borrowing entity subject to the terms of the note	739,374	820,625
Other	25,148	36,704

Total	2,563,395	2,961,176
Less: current maturities	2,563,395	900,902

Total	$—	$2,060,274

On June 1, 2004, upon the sale of the assets of the Company, all of the short-term debt was paid (see note 15).

Northern Healthcare Associates and Subsidiaries
Notes to Combined Financial Statements

10.	Note Payable - Other	During 2003, an advance of $200,000 was made by a party related to one of the partners of Millwood Health, LLC. The loan is personally guaranteed by the partners of Millwood Health, LLC. It was payable in full, plus interest and administrative fees of $20,000, on February 6, 2003. On February 26, 2003 a payment was made in the amount of $100,000 and the remaining $100,000, payable in March, 2004 with interest of $5,000, was extended.

11.	Due to Government Agencies	Fort Lauderdale Hospital Management, LLC is subject to compliance with the Health Care Consumer Protection and Awareness Act of 1984. This Act created a fund for the treatment of indigent patients. Fort Lauderdale Hospital Management, LLC is assessed an amount equal to 1.5% of net inpatient service revenues. The Hospital’s expense was $134,846 for the year ended December 31, 2003. The unpaid assessments at December 31, 2003 totaled $148,541 and at December 31, 2002 totaled $297,511.

12.	Retirement Plan	The Company has established a 401(k) retirement plan for all employees who meet certain eligibility criteria such as age, term of employment, etc. Eligible employees may elect to contribute to the plan, a portion of their gross salary (subject to Federal tax law limits). The Company currently matches 25% of the employee’s contribution up to 4% of the employees’ wages. Amounts contributed to the plan by employees are fully vested when contributed. The contributions to these plans in 2003 and 2002 were $48,710 and $39,640, respectively.

13.	Commitments and Contingencies	The Company is subject to compliance with laws and regulations of various governmental agencies. Recently, governmental review of compliance with these laws and regulations has increased, resulting in fines and penalties of noncompliance by individual health care providers. While no outstanding regulatory actions exist at December 31, 2003 for the Company, compliance with these laws and regulations is subject to future government review, interpretation or actions which are unknown and unasserted at this time.

14.	Related Party Transactions	Related party transactions consist of the following:

	2003	2002
Due from affiliates	$650,426	$727,945
Due to members	(48,489)	(202,750)

	$601,937	$525,195

15.	Subsequent Event (Unaudited)	On June 1, 2004, substantially all of the Company’s net assets were purchased by Psychiatric Solutions, Inc., a leading provider of behavioral health care services, for approximately $47 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following table sets forth the unaudited pro forma condensed combined financial data for Psychiatric Solutions, Inc. (the “Company”), Brentwood Health Management, LLC (“Brentwood”), and Northern Healthcare Associates and Subsidiaries (“Heartland”) as a combined company, giving effect to the acquisitions as if they occurred on the dates indicated and after giving effect to the pro forma adjustments discussed herein. The acquisitions of Brentwood and Heartland occurred on March 1, 2004 and June 1, 2004, respectively. The unaudited pro forma condensed combined balance sheet as of March 31, 2004 has been derived from the Company’s and Heartland’s historical balance sheets, adjusted to give effect to the acquisition as if it occurred on March 31, 2004. The pro forma condensed combined income statement for the three months ended March 31, 2004 and the year ended December 31, 2003 gives effect to the acquisitions above as if they occurred at the beginning of the respective periods presented.

     The adjustments necessary to fairly present the unaudited pro forma condensed combined financial information have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial information. The pro forma adjustments are preliminary and revisions to the preliminary purchase price allocations may have a significant impact on the pro forma adjustments.

     The unaudited pro forma condensed financial information is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2004

	Psychiatric		Pro Forma		Pro Forma
	Solutions	Heartland	Adjustments		Combined
ASSETS
Current assets:
Cash	$34,176	$1,693	$(21,808	) (1)	$14,061
Accounts receivable	65,278	8,840	—		74,118
Prepaids and other	6,762	3,284	(3,116	) (2)	6,930

Total current assets	106,216	13,817	(24,924)		95,109
Property and equipment, net	175,851	1,877	—		177,728
Cost in excess of net assets acquired	70,501	—	42,229	(3)	112,730
Contracts, net	2,614	—	—		2,614
Other assets	16,685	462	—		17,147

Total assets	$371,867	$16,156	$17,305		$405,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$52,567	$6,748	$(1,287	) (4)	$58,028
Current portion of long-term debt	1,100	6,606	(6,606	) (5)	1,100

Total current liabilities	53,667	13,354	(7,893)		59,128
Long-term debt, less current portion	190,816	—	28,000	(6)	218,816
Other liabilities	10,801	466	(466	) (7)	10,801

Total liabilities	255,284	13,820	19,641		288,745
Series A convertible preferred stock	25,617	—	—		25,617
Stockholders’ equity:
Common stock	120	—	—		120
Additional paid-in capital	91,412	—	—		91,412
Other stockholders’ (deficit) equity	(566)	2,336	(2,336	) (8)	(566)

Total stockholders’ equity	90,966	2,336	(2,336)		90,966

Total liabilities and stockholders’ equity	$371,867	$16,156	$17,305		$405,328

Unaudited Pro Forma Condensed Combined Income Statement
For the three months ended March 31, 2004

	Psychiatric		Pro Forma			Pro Forma		Pro Forma
	Solutions	Brentwood	Adjustments		Heartland	Adjustments		Combined
Revenue	$107,584	$5,612	$—		$13,359	$—		$126,555
Salaries, wages and employee benefits	58,995	2,977	—		5,860	(119	) (13)	67,713
Professional fees	12,056	395	—		1,743	—		14,194
Supplies	6,941	285	—		807	—		8,033
Rentals and leases	1,783	356	(319	) (9)	466	—		2,286
Other operating expenses	12,862	746	—		1,118	—		14,726
Provision for bad debts	2,027	370	—		783	—		3,180
Depreciation and amortization	2,117	30	132	(10)	63	—		2,342
Interest expense	4,456	2	106	(11)	85	183	(11)	4,832
Loss on refinancing long-term debt	6,407	—	—		—	—		6,407
Minority interest	—	—	—		293	(293	) (12)	—

	107,644	5,161	(81)		11,218	(229)		123,713

(Loss) income before income taxes	(60)	451	81		2,141	229		2,842
(Benefit from) provision for income taxes	(23)	—	202	(14)	—	901	(14)	1,080

Net (loss) income	(37)	451	(121)		2,141	(672)		1,762
Accrued preferred stock dividends	323	—	—		—	—		323

Net (loss) income available to common stockholders	$(360)	$451	$(121)		$2,141	$(672)		$1,439

Earnings per share:
Basic	$(0.03)							$0.12

Diluted	$(0.03)							$0.10

Shares used in computing per share amounts:
Basic	11,958							11,958
Diluted	11,958							17,231

Unaudited Pro Forma Condensed Combined Income Statement
For the year ended December 31, 2003

	Psychiatric		Pro Forma			Pro Forma		Pro Forma
	Solutions	Brentwood	Adjustments		Heartland	Adjustments		Combined
Revenue	$293,665	$31,425	$—		$44,770	$—		$369,860
Salaries, wages and employee benefits	153,498	16,913	—		22,127	(476	) (13)	192,062
Professional fees	33,293	653	—		5,672	—		39,618
Supplies	17,074	1,719	—		2,896	—		21,689
Rentals and leases	4,109	2,110	(1,942	) (9)	1,652	—		5,929
Other operating expenses	44,569	3,981	—		3,909	—		52,459
Provision for bad debts	6,315	1,835	—		3,160	—		11,310
Depreciation and amortization	5,754	419	555	(10)	311	—		7,039
Interest expense	14,781	39	1,360	(11)	352	1,888	(11)	18,420
Loss on refinancing long-term debt	4,856	—	—		—	—		4,856
Change in valuation of put warrants	960	—	—		—	—		960
Change in reserve of stockholder notes	(545)	—	—		—	—		(545)
Minority interest	—	150	(150	) (12)	464	(464	) (12)	—

	284,664	27,819	(177)		40,543	948		354,797

Income before income taxes	9,001	3,606	177		4,227	(948)		16,063
Provision for income taxes	3,785	—	1,438	(14)	—	1,246	(14)	6,469

Net income	5,216	3,606	(1,261)		4,227	(2,194)		9,594
Accrued preferred stock dividends	811	—	—		—	—		811

Net income available to common stockholders	$4,405	$3,606	$(1,261)		$4,227	$(2,194)		$8,783

Earnings per share:
Basic	$0.53							$1.05

Diluted	$0.44							$0.82

Shares used in computing per share amounts:
Basic	8,370							8,370
Diluted	11,749							11,749

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

(1)	Excludes Heartland’s cash on hand of $1,693 because this was not purchased by the Company. Also, includes $20,115 cash paid for the acquisition of Heartland by the Company.

(2)	Excludes $3,116 of notes receivable and other current assets at Heartland not purchased by the Company.

(3)	The preliminary estimated purchase price of Heartland is as follows:

Total assets acquired by the Company:
Total assets of Heartland at March 31, 2004	$16,156
Less cash, prepaids and other assets not acquired by the Company	(4,809)

Total assets acquired by the Company	11,347
Heartland liabilities assumed	(5,461)
Goodwill/unallocated purchase price	42,229

Total preliminary estimated purchase price	$48,115

(4)	Excludes estimated third party settlements of $1,287 not assumed by the Company.

(5)	Excludes debt of $6,606 not assumed by the Company.

(6)	Includes $28,000 drawn by the Company on its revolving line of credit to purchase Heartland.

(7)	Eliminates $466 of Heartland’s pre-acquisition minority interest.

(8)	Eliminates $2,336 of Heartland’s pre-acquisition stockholders’ equity.

(9)	Eliminates Brentwood’s related party rent payments for land and buildings purchased by the Company as part of the acquisition.

(10)	Increases depreciation expense to reflect the purchase the land and buildings of Brentwood by the Company.

(11)	Reflects additional interest expense for $17,000 borrowed through the Company’s revolving line of credit for the purchase of Brentwood. The balance of the purchase price for Brentwood was paid with the Company’s cash on hand. Reflects additional interest expense for $28,000 borrowed through the Company’s revolving line of credit for the purchase of Heartland. The balance of the purchase price for Heartland was paid with the Company’s cash on hand.

(12)	Eliminates minority interests not assumed in conjunction with the acquisitions of Brentwood and Heartland.

(13)	Reflects the elimination of salaries allocated from Heartland’s corporate office, which was not acquired.

(14)	Reflects additional income tax provision to give effect to the incremental earnings of the acquisitions of Brentwood and Heartland.